Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: ir@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2025 Results

NEW YORK, July 23, 2025 — Travelzoo® (NASDAQ: TZOO):

•Revenue of $23.9 million, up 13% year-over-year
•Consolidated operating profit of $2.1 million
•Non-GAAP consolidated operating profit of $2.4 million
•Cash flow from operations of $1.3 million
•Earnings per share (EPS) of $0.12

Travelzoo, the club for travel enthusiasts, today announced financial results for the second quarter ended June 30, 2025. Consolidated revenue was $23.9 million, up 13% from $21.1 million year-over-year. In constant currencies, revenue was $23.5 million, up 12% year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members, and membership fees.

In Q2, Travelzoo invested significantly in acquiring more Club Members when we saw that we can achieve a payback and positive return on investment (ROI) within the quarter. Marketing costs were expensed immediately. Membership fees revenue is recognized ratably over the subscription period of 12 months. The effect is a sizable reduction in EPS. We refer to our investor presentation.

Net income attributable to Travelzoo was $1.4 million for Q2 2025, or $0.12 per share, compared with $0.23 per share in the prior-year period.

1/10

Non-GAAP operating profit was $2.4 million. Non-GAAP operating profit excludes amortization of intangibles ($16,000), stock option expenses ($339,000), and severance-related expenses ($6,000). Please refer to “Non-GAAP Financial Measures” and the tabular reconciliation below.

“We will continue to leverage Travelzoo's global reach, trusted brand, and strong relationships with top travel suppliers to negotiate more Club Offers for Club Members and add new benefits, such as our popular complementary airport lounge access worldwide in case of a delayed flight,” said Holger Bartel, Travelzoo's Global CEO. “Travelzoo members are affluent, active, and open to new experiences. We inspire travel enthusiasts to travel to places they never imagined they could. Travelzoo is the must-have membership for those who love to travel as much as we do."

Travelzoo North America
North America business segment revenue increased 14% year-over-year to $16.1 million. Operating profit for Q2 2025 was $2.8 million, or 17% of revenue, compared to operating profit of $3.7 million or 26% of revenue in the prior-year period.

Travelzoo Europe
Europe business segment revenue increased 7% year-over-year to $6.4 million. Operating loss for Q2 2025 was $883,000, or 14% of revenue, compared to operating profit of $512,000, or 9% of revenue in the prior-year period. The reported operating loss occurred because we acquired more Club Members.

Jack’s Flight Club
Jack’s Flight Club is a membership subscription service in which Travelzoo has a 60% ownership interest. Revenue increased 33% year-over-year to $1.4 million. The number of premium subscribers increased 15% year-over-year. Jack’s Flight Club’s revenue from subscriptions is recognized ratably over the subscription period (quarterly, semi-annually, annually). Operating profit for Q2 2025 was $156,000, compared to an operating loss of $34,000 in the prior-year period.

New Initiatives
New Initiatives business segment revenue, which includes Licensing and Travelzoo META, was $19,000. Operating loss for Q2 2025 was $31,000.

In 2020, Travelzoo entered into royalty-bearing licensing agreements with local licensees for the exclusive use of Travelzoo’s brand, business model, and members in Australia, Japan, New Zealand, and Singapore. Under these arrangements, Travelzoo’s existing members in Australia, Japan, New Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Licensing revenue from
2/10

the licensee in Australia was $10,000 for Q2 2025. Licensing revenue from the licensee in Japan was $7,000 for in Q2 2025. Licensing revenue is expected to increase going forward.

Reach
Travelzoo reaches 30 million travelers. This includes Jack's Flight Club. Comparisons to prior periods are no longer meaningful due to strategic developments of the Travelzoo membership.

Income Taxes
The reported income tax provision and reserves for Q2 2025 are $740,000. Travelzoo intends to utilize available net operating losses (NOLs) to largely offset its tax liability for Q2 2025.

Balance Sheet
Deferred revenue increased and is expected to continue to increase as membership fees revenue is recognized ratably over the subscription period.

As of June 30, 2025, cash, cash equivalents and restricted cash were $11.2 million. Cash flow from operations was $1.3 million.

Share Repurchase Program
During Q2 2025, the Company repurchased 172,088 shares of its outstanding common stock.

Looking Ahead
For Q3 2025, we expect year-over-year revenue growth to continue. We expect revenue growth to accelerate as a trend in subsequent quarters, as membership fees revenue is recognized ratably over the subscription period of 12 months, as we acquire new members, and as more Legacy Members become Club Members. Over time, we expect profitability to substantially increase as recurring membership fees revenue will be recognized. In the short-term, fluctuations in reported net income are possible. We might see attractive opportunities to increase marketing. We expense marketing costs immediately.

In 2024, we introduced a membership fee for Travelzoo. Legacy Members, who joined prior to 2024, continue to receive certain travel offers. However, Club Offers and new benefits are only available to Club Members, who pay the membership fee. Therefore, we are seeing many Legacy Members become Club Members over time—in addition to new members who join.

3/10

Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: amortization of intangibles, stock option expenses, and severance-related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Conference Call
Travelzoo will host a conference call to discuss second quarter 2025 results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call
•access the webcast.

About Travelzoo
We, Travelzoo®, are the club for travel enthusiasts. We reach 30 million travelers. Club Members receive Club Offers personally reviewed by our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. We work in partnership with thousands of top travel suppliers—our long-standing relationships give us access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

4/10

Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues	$23,906	$21,141	$47,046	$43,126
Cost of revenues	5,163	2,520	9,335	5,160
Gross profit	18,743	18,621	37,711	37,966
Operating expenses:
Sales and marketing	11,483	9,386	21,708	17,984
Product development	698	603	1,332	1,169
General and administrative	4,502	4,621	8,807	9,211
Total operating expenses	16,683	14,610	31,847	28,364
Operating income	2,060	4,011	5,864	9,602
Other income, net	162	176	790	315
Income from operations before income taxes	2,222	4,187	6,654	9,917
Income tax expense	740	1,267	1,912	2,772
Net income	1,482	2,920	4,742	7,145
Net income (loss) attributable to non-controlling interest	80	(7)	172	(18)
Net income attributable to Travelzoo	$1,402	$2,927	$4,570	$7,163

Net income per share—basic	$0.13	$0.23	$0.39	$0.54

Net income per share—diluted	$0.12	$0.23	$0.38	$0.54

Shares used in per share calculation—basic	11,139	12,895	11,617	13,191
Shares used in per share calculation—diluted	11,505	12,976	12,088	13,300
5/10

Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$10,441	$17,064
Accounts receivable, net	11,500	12,825
Prepaid income taxes	503	736
Income taxes receivable	324	—
Prepaid expenses and other	1,392	1,148
Total current assets	24,160	31,773
Deposits and other	304	374
Deferred tax assets	3,591	3,380
Restricted cash	757	675
Operating lease right-of-use assets	5,204	5,655
Property and equipment, net	320	423
Intangible assets, net	1,455	1,498
Goodwill	10,944	10,944
Total assets	$46,735	$54,722
Liabilities and Equity
Current liabilities:
Accounts payable	$6,130	$6,162
Merchant payables	12,419	16,294
Accrued expenses and other	5,596	3,404
Deferred revenue	8,459	6,545
Income tax payable	—	1,619
Operating lease liabilities	2,564	2,472
Total current liabilities	35,168	36,496
Long-term tax liability reserve	8,792	7,851
Long-term operating lease liabilities	4,856	5,646
Other long-term liabilities	—	376
Total liabilities	48,816	50,369
Common stock	111	118
Tax indemnification	(9,537)	(9,537)
Additional paid-in capital	—	—
Retained earnings	7,934	14,284
Accumulated other comprehensive loss	(5,576)	(5,327)
Total Travelzoo stockholders’ equity (deficit)	(7,068)	(462)
Non-controlling interest	4,987	4,815
Total stockholder's equity (deficit)	(2,081)	4,353
Total liabilities and stockholder's equity	$46,735	$54,722
6/10

Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$1,482	$2,920	$4,742	$7,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106	175	182	558
Stock-based compensation	339	688	709	783
Deferred income tax	1	(12)	5	(27)
Net foreign currency effects	(188)	(14)	(295)	(11)
Provision of loss (net recoveries) on accounts receivable and refund reserve	(83)	26	123	(7)
Changes in operating assets and liabilities:
Accounts receivable	1,309	(150)	1,743	(385)
Prepaid income taxes	301	(390)	238	(327)
Prepaid expenses, deposits and other	277	(49)	(144)	533
Accounts payable	(36)	(294)	(180)	714
Merchant payables	(2,790)	(1,101)	(4,441)	(3,779)
Accrued expenses and other	975	765	1,842	526
Deferred revenue	478	(38)	1,720	1,173
Income tax payable	(1,058)	224	(2,007)	278
Other liabilities	187	556	345	753
Net cash provided by operating activities	1,300	3,306	4,582	7,927
Cash flows from investing activities:
Purchases of property and equipment	(14)	(48)	(34)	(83)
Net cash used in investing activities	(14)	(48)	(34)	(83)
Cash flows from financing activities:
Repurchase of common stock	(2,500)	(6,550)	(11,418)	(10,422)
Exercise of stock options and taxes paid for net share settlement of equity awards	(104)	(257)	(104)	(257)
Net cash used in financing activities	(2,604)	(6,807)	(11,522)	(10,679)
Effect of exchange rate on cash, cash equivalents and restricted cash	289	(73)	432	(311)
Net increase in cash, cash equivalents and restricted cash	(1,029)	(3,622)	(6,542)	(3,146)
Cash, cash equivalents and restricted cash at beginning of period	12,227	16,865	17,740	16,389
Cash, cash equivalents and restricted cash at end of period	$11,198	$13,243	$11,198	$13,243
7/10

Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended June 30, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$15,737	$6,740	$1,410	$19	$23,906
Intersegment revenues	395	(355)	(40)	—	—
Total net revenues	16,132	6,385	1,370	19	23,906
Sales and marketing expenses	6,453	4,427	603	—	11,483
Other expenses	6,861	2,841	611	50	10,363
Operating profit (loss)	2,818	(883)	156	(31)	2,060
Other income, net					162
Income from operations before income taxes					2,222

Three months ended June 30, 2024	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$14,015	$6,004	$1,099	$23	$21,141
Intersegment revenues	119	(53)	(66)	—	—
Total net revenues	14,134	5,951	1,033	23	21,141
Sales and marketing expenses	5,444	3,330	477	135	9,386
Other expenses	4,973	2,109	590	72	7,744
Operating profit (loss)	3,717	512	(34)	(184)	4,011
Other income, net					176
Income from operations before income taxes					4,187

Six months ended June 30, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$30,567	$13,710	$2,733	$36	$47,046
Intersegment revenues	693	(613)	(80)	—	—
Total net revenues	31,260	13,097	2,653	36	47,046
Sales and marketing expenses	12,153	8,329	1,226	—	21,708
Other expenses	12,695	5,423	1,259	97	19,474
Operating profit (loss)	6,412	(655)	168	(61)	5,864
Other income, net					790
Income from operations before income taxes					6,654

8/10

Six months ended June 30, 2024	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$28,288	$12,584	$2,199	$55	$43,126
Intersegment revenues	74	29	(103)	—	—
Total net revenues	28,362	12,613	2,096	55	43,126
Sales and marketing expenses	10,551	6,391	882	135	17,959
Other expenses	9,657	4,328	1,347	234	15,566
Operating profit (loss)	8,155	1,894	(133)	(314)	9,602
Other income, net					315
Income from operations before income taxes					9,917

9/10

Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
GAAP operating expense	$16,683	$14,610	$31,847	$28,364
Non-GAAP adjustments:
Amortization of intangibles (A)	16	88	42	405
Stock option expenses (B)	339	688	709	783
Severance-related expenses (C)	6	30	227	30
Non-GAAP operating expense	16,322	13,804	30,869	27,146

GAAP operating income	2,060	4,011	5,864	9,602
Non-GAAP adjustments (A through C)	361	806	978	1,218
Non-GAAP operating income	2,421	4,817	6,842	10,820

###
10/10